Exhibit 99.2

Lehigh Gas Partners LP Announces the Acquisition of 17 Sites in the Tri-Cities, Tennessee Region

ALLENTOWN, PA (August 7, 2013) -   Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership”) announced today that it entered into an asset purchase agreement with Rogers Petroleum, Inc. and affiliates (“Rogers”) on August 7, 2013 to purchase 14 motor fuel stations, assume the leases for three (3) motor fuel stations and purchase certain other assets and equipment at the 17 sites for total consideration of $21.1 million.

The 17 sites are located in eastern Tennessee, with a concentration in the Tri-Cities region and along Interstate 81.  The portfolio sold 18.7 million gallons of motor fuels in 2012.  Thirteen of the sites are “Zoomerz” branded sites and the remaining four (4) sites are Exxon branded.  The Partnership is acquiring the “Zoomerz” trademark and brand as part of the transaction.

“We are excited to acquire the Rogers portfolio.  The assets are high quality assets and highly complementary to the Rocky Top acquisition that we announced last week,” said Chairman and CEO Joe Topper.  “Together, these two portfolios provide us scale in the region and a solid platform to further expand,” Topper added.

LGP has agreed to lease or sublease the 17 sites in a 15 year agreement to Lehigh Gas - Ohio, LLC (“LGO”), which separately agreed to purchase fuel and merchandise inventory and certain other assets at the sites from Rogers.  The Partnership will also supply fuel to LGO at these sites under a 15 year agreement.

The transaction is expected to close during the third quarter of 2013. The Partnership expects to fund the transaction through funds available under its corporate credit facility.

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners owns or leases more than 500 sites in nine states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire and Maine. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco and Valero. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in

Lehigh Gas Partners LP’s filings with the Securities and Exchange Commission. Lehigh Gas Partners LP disclaims any obligation to update or revise any forward-looking statements.

###

CONTACTS:

INVESTORS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com